UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 20, 2017

Cannabis Sativa, Inc.

(Exact name of Registrant as specified in its charter)

Nevada (State or other Jurisdiction of Incorporation or organization)	000-53571 (Commission File Number)	20-1898270 (IRS Employer I.D. No.)

1646 W. Pioneer Blvd., Suite 120

Mesquite, Nevada 89027

Phone: (702) 346-3906

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

N/A

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule l 4a- l 2 under the Exchange Act ( 17 CFR 240. l 4a- l 2)

☐  Pre-commencement communications pursuant to Rule l 4d-2(b) under the Exchange Act (17 CFR 240. l 4d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. l 3e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 20, 2017, Cannabis Sativa, Inc. (the “Company”) appointed Donald J. Lundbom as its Chief Financial Officer for a term of one year.  Carolyn Merrill, the Company’s former CFO will continue with the company as its Controller and Chief Accounting Officer.  Mr. Lundbom will receive a total of 20,000 shares of the Company’s common stock as a signing bonus and annual compensation of $300,000 payable in common stock of the Company. The stock compensation will be issued quarterly at the end of each quarter of service.

Mr. Lundbom has more than 30 years’ experience in progressively responsible financial and business management positions including Corporate Controller and Vice President of Finance in

divisions of three Fortune 500 companies. He has also served as the Chief Operating Officer of a private homebuilder and developer with revenues of $100 million.

During the last ten years Mr. Lundbom has served as a consulting CFO and business advisor to clients in manufacturing and distribution; healthcare delivery; and engineering. His business expertise is focused in business planning and analysis, operations, finance and accounting, mergers and acquisitions, and international.

Mr. Lundbom holds B.S. and MBA degrees from Auburn University and is a certified public accountant (inactive) licensed in the state of Alabama. He completed Columbia University’s post-graduate Executive Leadership Education program; has been active in angel investment groups; and has taught management accounting at the university level and for a national entrepreneurial program.

SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cannabis Sativa, Inc.

Dated: June 22, 2017	By:	/s/ David Tobias
David Tobias
President